Exhibit 99.1

News media contact:	Investor contact:
Jessica Roy	Steve Elder
Wright Express	Wright Express
207.523.6763	207.523.7769
Jessica_Roy@wrightexpress.com	Steve_Elder@wrightexpress.com
Wright Express Extends Its Existing Fuel-Price Risk Management Program through 2007
Program Extension is Designed to Moderate the Sensitivity of the Company’s Earnings to Changes in Retail Fuel Prices, Approximate Price Range Between $2.30 and $2.37 per Gallon
SOUTH PORTLAND, Maine, November 10, 2005 — Wright Express Corporation (NYSE: WXS) announced today that it has extended its existing fuel-price risk program through the fourth quarter of 2007. The Company initially began executing on its current program in July 2005.
On November 4, 2005, the Company purchased instruments to cover an additional 30% of its anticipated fuel-price-related earnings exposure for each of the second, third and fourth quarters of 2007. At this time, Wright Express has hedged 90% of the second-quarter 2007 exposure, 60% of the third-quarter 2007 and 30% of the fourth-quarter exposure. The Company intends to continue to hedge approximately 90 percent of its fuel-price-related earnings exposure in every quarter, on a rolling basis. The instruments are designed to enhance the visibility and predictability of the Company’s future earnings. The program uses instruments that create a “costless collar” based upon both the U.S. Department of Energy’s weekly diesel fuel price index and NYMEX unleaded gasoline contracts and locked in a fuel price range of approximately $2.30 and $2.37 per gallon.
About Wright Express
Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for more than 298,000 commercial and government fleets containing 4.2 million vehicles. Wright Express markets these services directly as well as through more than 90 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 635 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit http://www.wrightexpress.com.
This press release contains forward-looking statements, including statements regarding Wright Express Corporation’s: belief that the program is designed to moderate the sensitivity of earnings to changes in retail fuel prices; expectation that the instruments will enhance the visibility and predictability of the Company’s future earnings;; the intention to hedge approximately 90 percent of its fuel-price-related earnings exposure in every quarter, on a rolling basis; as well as other statements regarding the structure of the new instrument and anticipated results. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: volatility in fuel prices; the effect of the Company’s fuel-price related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; changes in interest rates and the other risks and uncertainties outlined in the Company’s filings with the Securities and Exchange Commission, including the final prospectus filed with the SEC on February 16, 2005. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.